Exhibit 10.48

ADD-VISION, INC.

SERIES B AND SERIES C PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B AND SERIES C PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 3, 2005, by and among Add-Vision, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the attached Schedule A who become signatories to this Agreement (each, an “Investor” and, collectively, the “Investors”).

RECITALS

A. The Company’s Board of Directors has adopted the Amended and Restated Certificate of Incorporation (the “Restated Certificate”) in the form attached hereto as Exhibit A which, among other matters, establishes the rights, preferences, and privileges of the Company’s $0.0001 par value Series B Preferred Stock (the “Series B Preferred”) and the Company’s $0.0001 par value Series C Preferred Stock (the “Series C Preferred”).

B. The Company desires to sell to the Investors up to 4,302,634 shares of Series B Preferred (the “Series B Shares”) and 2,036,068 shares of Series C Preferred (the “Series C Shares”, and together with the Series B Shares, the “Shares”), and the Investors desire to purchase the Shares from the Company, subject to the terms and conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Purchase and Sale of Preferred Stock.

1.1 Issuance of Preferred Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to each Investor, and such Investor agrees to purchase from the Company, such number and series of Shares designated opposite such Investor’s name on Schedule A for the purchase price set forth on Schedule A.

1.2 Closing. The initial closing of the purchase and sale of the Shares shall take place at the offices of Allen Matkins Leck Gamble & Mallory LLP, Three Embarcadero Center, 12th Floor, San Francisco, CA 94111, on March 3, 2005, at 11:00 a.m. (the “Closing”) or at such other place and time as the Company and Majority Investors mutually agree. At the Closing, each Investor shall purchase that number and series of Shares designated opposite such Investor’s name on Schedule A for the purchase price set forth opposite such Investor’s name on Schedule A. At the Closing, the Company shall deliver to each Investor a certificate representing the Shares which that Investor is purchasing against delivery to the Company by such Investor at the Closing of (a) an executed counterpart of this Agreement and each applicable Transactional Agreement and (b) the purchase price for such Shares as set forth on Schedule A by wire transfer to the Company’s account at Bank of America, cancellation of indebtedness or check payable to the Company, except that, in the case of the purchase by Cambridge Display Technology Limited or an Affiliate thereof (“CDT”) of 4,302,634 shares of Series B Preferred, the execution and delivery by CDT to the Company of the Licence Agreement shall constitute payment in full for such Series B Shares; provided, however, that if the rights to the “Uniax Patent” (as defined in the Licence Agreement) as contemplated by Section 2.4 of the Licence Agreement have not been granted by CDT on or prior to the Closing, then the Company shall deliver to CDT (a) a certificate representing 2,151,317 shares of the Series B Shares on the Closing and (b) a certificate representing an additional 2,151,317 shares of the Series B Shares at a Subsequent Closing (as defined in Section 1.3 hereof) contingent upon CDT’s grant of the rights to the Uniax Patent as contemplated by Section 2.4 of the Licence Agreement.

1.3 Subsequent Closings. If less than all of the Shares are sold at the Closing, then the Company shall hold subsequent closings (each, a “Subsequent Closing”) for the purchase and sale of such unsold Shares to, in the case of any such Shares that are Series B Shares, CDT and, in the case of any such Shares that are Series C Shares, to current stockholders of the Company or such other persons as the Company may approve; provided, however, that (a) no such person shall be a competitor of CDT, as determined in good faith by CDT upon consultation with the Company based upon whether or not such person is engaged or plans to be engaged in the development, manufacture or marketing of light-emitting diode technology for use in flat panel displays and other applications, including electroluminescent devices, photodetectors or photovoltaics, and materials or components thereof, (b) if the Company has not sold the full number of Series C Shares contemplated to be sold hereunder by June 30, 2005 (or such later date as the Company may designate with the approval of CDT, the “Final Closing Date”), the Company shall, to the extent necessary to issue the full number of Series C Shares contemplated to be sold hereunder, (i) issue Series C Shares in accordance with Section 2 of the “Convertible Notes” (as defined in Section 6.12 hereof) and/or (ii) sell Series C Shares to Robert Wood, the Company’s Chairman (or such other person or persons designated by Mr. Wood, subject to clause (a) above), the purchase price for which shall be provided from the amounts deposited pursuant to the Escrow Agreement, (c) no Subsequent Closing for any Series C Shares may be held after the Final Closing Date without the approval of CDT, and (d) no Series C Shares may be issued at a price less than $1.23 per share without the approval of CDT. Upon the sale of the full number of Series C Shares contemplated to be sold hereunder, CDT agrees to promptly acknowledge notice thereof pursuant to the Escrow Agreement. Schedule A shall be revised by the Company to reflect the sale of Shares at any Subsequent Closing, with the purchasers of such Shares to be treated as Investors for all purposes hereunder. At each Subsequent Closing, each new Investor shall purchase that number and series of Shares designated opposite such Investor’s name on Schedule A for the purchase price set forth opposite such Investor’s name on Schedule A. At each Subsequent Closing, the Company shall deliver to each new Investor a certificate representing the Shares which that Investor is purchasing against delivery to the Company by such Investor at such Subsequent Closing of (a) an executed counterpart of this Agreement and each applicable Transactional Agreement and (b) the purchase price for such Shares as set forth on Schedule A by wire transfer, cancellation of indebtedness or check payable to the Company.

2. Definitions. For purposes of this Agreement the following terms shall have the following meanings:

2.1 “Affiliate” means with respect to any person or entity (a “Person”) any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

2.2 “CDT Side Letter” shall mean the side letter agreement between the Company and CDT, dated as of the date of the Closing, in the form attached as Exhibit G hereto.

2.3 “Chairman Letters” shall mean the letter or letters from Robert Wood, the Company’s Chairman, reasonably satisfactory to CDT, as to certain representations and the subordination of certain of the Company’s debt.

2.4 “Commission” shall mean the Securities and Exchange Commission.

2.5 “Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the officers of the Company.

2.6 “Environmental Laws” shall mean any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.7 “Escrow Agreement” shall mean the agreement among the Company, Robert Wood, the Company’s Chairman, and the escrow agent named therein, dated as of the date of the Closing, in the form attached as Exhibit B hereto.

2.8 “Financial Statements” shall mean the Company’s unaudited balance sheet as of December 31, 2004 and its unaudited statement of operations, stockholders’ equity and cash flows for the fiscal year then ended.

2.9 “GAAP” shall mean United States generally accepted accounting principles.

2.10 “Indemnification Agreement” shall mean the agreement between the Company and certain directors of the Company, dated as of the date of the Closing, in the form attached as Exhibit C hereto.

2.11 “Intellectual Property” shall mean patents, trade names, trademarks, service marks, mask works, copyrights, trade secrets and any other intellectual or industrial property rights recognized in any jurisdiction in the United States or elsewhere, and any application for or registration of any of the foregoing.

2.12 “Key Employee” means any executive-level employee (including division director and Vice President level positions) as well as any employee who either alone or in concert with others develops, invents, programs or designs any Intellectual Property (as hereinafter defined). As of the Closing, the Company’s only Key Employee is Matthew Wilkinson.

2.13 “Licence Agreement” shall mean the Licence Agreement between the Company and CDT, dated as of the date of the Closing, in the form attached as Exhibit D hereto.

2.14 “Majority Investors” shall mean, at any time, the Investor(s) who purchase, or are scheduled to purchase, a majority of the Shares, at such time.

2.15 “Material Adverse Event” shall mean a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

2.16 “Preferred Stock” shall mean the Series A Preferred (as defined in Section 3.2(a) hereof), the Series B Preferred and the Series C Preferred.

2.17 “Rights Agreement” shall mean the Investor Rights Agreement, dated as of the date of the Closing, in the form attached as Exhibit E hereto.

2.18 “Schedule of Exceptions” shall mean the schedule of exceptions to the representations and warranties of the Company in Section 3 of this Agreement. The Schedule of Exceptions is attached as Schedule B hereto. The Schedule of Exceptions is arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 3 hereof, and the disclosures in any section or subsection of the Schedule of Exceptions shall qualify other sections and subsections in Section 3 hereof only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.19 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

2.20 “Transactional Agreements” shall mean this Agreement, the Escrow Agreement, the Indemnification Agreement, the Chairman Letters, the CDT Side Letter, the Licence Agreement and the Rights Agreement.

3. Representations and Warranties of the Company to Investors. Except as set forth in the Schedule of Exceptions, the Company hereby represents and warrants to each Investor that:

3.1 Corporate Organization and Authority. The Company:

(a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing under the laws of the State of Delaware;

(b) has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted; and

(c) is qualified as a foreign corporation in all jurisdictions in which such qualification is required; provided, however, that the Company need not be qualified in a jurisdiction in which its failure to qualify would not constitute a Material Adverse Event.

3.2 Capitalization. The Company’s authorized capital consists of:

(a) Preferred Stock. 9,500,000 shares of Preferred Stock, with a par value of $0.0001 per share, of which 2,500,000 shares are designated as Series A Preferred Stock (the “Series A Preferred”), 1,999,059 of which are duly and validly issued, fully paid, non-assessable, and outstanding immediately prior to the Closing, 4,500,000 shares are designated as Series B Preferred, none of which shall be issued or outstanding immediately prior to the Closing, and 2,300,000 shares are designated as Series C Preferred, none of which shall be issued or outstanding immediately prior to the Closing.

(b) Common Stock. 12,500,000 shares are designated as Common Stock (the “Common Stock”), of which 880,153 shares are duly and validly issued, fully paid, non-assessable, and outstanding immediately prior to the Closing, and 44,593 shares are designated as Class A Common Stock (the “Class A Common”), all of which are duly and validly issued, fully paid, non-assessable, and outstanding immediately prior to the Closing.

(c) Other Securities. The Company has reserved: (i) 4,302,634 shares of Series B Preferred for issuance pursuant to the terms of this Agreement; (ii) 2,036,068 shares of Series C Preferred for issuance pursuant to the terms of this Agreement; (iii) 2,500,000 shares of Common Stock for issuance upon conversion of the authorized Series A Preferred; (iv) 4,500,000 shares of Common Stock for issuance upon conversion of the authorized Series B Preferred; (v) 2,500,000 shares of Common Stock for issuance upon conversion of the authorized Series C Preferred; (vi) 499,765 shares of Series A Preferred for issuance pursuant to outstanding warrants; (vii) 237,356 shares of Common Stock for issuance pursuant to outstanding warrants; and (viii) 600,000 shares of Common Stock for issuance under the Company’s 2003 Stock Option/Stock Issuance Plan.

(d) Capitalization Table. Section 3.2 of the Schedule of Exceptions sets forth the capitalization of the Company immediately following the Initial Closing, including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) issued stock options; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in the Rights Agreement, and (C) the securities and rights described in Section 3.2 of this Agreement and Section 3.2 of the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(e) Rights and Restrictions. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers to any spouse, issue or spouse thereof, trust for the benefit of such persons, or otherwise for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering pursuant to a registration statement filed with the Commission under the Securities Act, subject to extension as provided in Section 2.14 of the Rights Agreement. None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.4 Corporate Power. The Company shall have at the Closing and at each Subsequent Closing all requisite legal and corporate power and authority to execute and deliver the Transactional Agreements to which it is a party, to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Shares, and to carry out and perform its obligations under the terms of the Transactional Agreements to which it is a party.

3.5 Authorization. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transactional Agreements to which it is a party, and for the authorization, issuance, and delivery of the Shares and of the Common Stock issuable upon conversion of the Shares has been taken. The Transactional Agreements to which it is a party constitute legally binding and valid obligations of the Company enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

3.6 Validity of Shares. The Shares, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance and, assuming such Common Stock is issued to the Investors, upon issuance in accordance with the Restated Certificate, shall be duly and validly issued, fully paid and non-assessable and shall be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) shall be subject to restrictions on transfer under state and/or federal securities laws.

3.7 Financial Statements; Liabilities.

(a) The Company has delivered the Financial Statements to the Investors.

(b) The Financial Statements fairly and accurately present the Company’s financial position as of those dates and the results of operations and changes in its financial position for such periods then ended, and have been prepared in accordance with GAAP applied on a consistent basis, subject in the case of the unaudited financial statements to normal year-end adjustments.

(c) There are no debts, liabilities or claims against the Company, contingent or otherwise, of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not currently reflected in the Financial Statements, other than (i) debts, liabilities and claims that have been incurred or otherwise arose in the ordinary course of business and which, individually or in the aggregate, do not exceed $25,000, and (ii) debts, liabilities and claims identified in Section 3.7 of the Schedule of Exceptions that have been incurred after the date of such balance sheet. Section 3.7 of the Schedule of Exceptions identifies all debts, liabilities and claims not reflected in such balance sheet, by category or general description and, if ascertainable, the aggregate amount thereof or maximum amount payable thereunder, together with the due dates for payment of any such debts for money borrowed, other than any such debts, liabilities and claims that have been incurred or otherwise arose after the date of such balance sheet in the ordinary course of business and which, individually or in the aggregate, do not exceed $25,000.

(d) The Company maintains and will continue to maintain, adhere to and enforce a system of internal accounting controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

3.8 Litigation. There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, threatened, nor is there any basis therefor known to the Company, (a) that questions the validity of the Transactional Agreements to which it is a party or the Company’s right to enter into the Transactional Agreements to which it is a party or to consummate the transactions contemplated thereby or (b) to the Company’s knowledge, that would reasonably be expected to constitute, either individually or in the aggregate, a Material Adverse Event. Neither the Company nor, to the Company’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to constitute, either individually or in the aggregate, a Material Adverse Event. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.9 Patents and Other Proprietary Rights. To the knowledge of the Company, the Company owns or possesses sufficient legal rights to all Intellectual Property as is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or conflict with or infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other person or entity. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Each Key Employee has assigned to the Company all Intellectual Property rights he or she owns that are related to the Company’s business as now conducted. Section 3.9 of the Schedule of Exceptions lists all Intellectual Property of the Company. For purposes of this Section 3.9, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determine by reference to United States patent laws.

3.10 Employee Matters.

(a) As of the date hereof, the Company employs three full-time employees and one part-time employee and engages two consultants or independent contractors.

(b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would materially conflict with the Company’s business. Neither the execution or delivery of the Transactional Agreements to which it is a party, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Event. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any Key Employee. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 3.10 of the Schedule of Exceptions or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.10 of the Schedule of Exceptions, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) Section 3.10 of the Schedule of Exceptions sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(f) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could constitute a Material Adverse Event, nor is the Company aware of any labor organization activity involving its employees.

(g) To the Company’s knowledge, none of the officers or directors of the Company during the previous five years has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.11 Governmental and Third Party Consents. Subject to the accuracy of Investors’ representations in Section 4 of this Agreement, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the (a) filing of the Restated Certificate, (b) timely filing of the notice required pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, or Regulation D of the Securities Act, and (c) such other filings as are required by the securities laws of those states in which Investors are resident.

3.12 Permits. The Company has all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of its business as now being conducted by it, the lack of which would constitute a Material Adverse Event, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, license, or other similar authority.

3.13 Environmental and Safety Laws. Except as could not reasonably be expected to constitute a Material Adverse Event (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each, a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Investors true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

3.14 Brokers and Finders. The Company has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

3.15 Compliance with Other Instruments. Except as could not reasonably be expected to constitute a Material Adverse Event, the Company is not in violation or default (a) of any provisions of its Restated Certificate or Bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Schedule of Exceptions, or, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transactional Agreements to which it is a party and the consummation of the transactions contemplated by the Transactional Agreements to which it is a party will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or material license applicable to the Company.

3.16 Agreements; Actions.

(a) Except for the Transactional Agreements or as otherwise set forth in Section 3.16 of the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in the aggregate in excess of $50,000, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iii) indemnification by the Company with respect to infringements of its Intellectual Property.

(b) Except as otherwise set forth in Section 3.16 of the Schedule of Exceptions, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory or the disposal of its office equipment in the ordinary course of business.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(d) The Company has not engaged in the past three months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person.

For the purposes of Section 3.16(a) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

3.17 Conflicts of Interest.

(a) Other than (i) employee benefits, standard director and officer indemnification agreements approved by the Board of Directors, and the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved by the Board of Directors, and (ii) the Transactional Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than as set forth in Section 3.17 of the Schedule of Exceptions or in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Company’s directors, officers or employees, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company and their respective Affiliates may own stock in (but not exceeding two percent of the outstanding capital stock of) publicly traded companies that may compete with the Company.

3.18 Rights of Registration and Voting Rights. Except as provided in the Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in Schedule 3.18, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.19 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

3.20 Changes. Since December 31, 2004, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Event;

(b) any damage, destruction or loss, whether or not covered by insurance, that would constitute a Material Adverse Event;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not constitute a Material Adverse Event;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any sale, assignment or transfer of any Intellectual Property that could reasonably be expected to result in a Material Adverse Event;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Event; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section 3.20.

3.21 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.22 Insurance. Section 3.22 of the Schedule of Exceptions provides a complete list of the Company’s insurance policies currently in effect.

3.23 Confidential Information and Invention Assignment Agreements. Each current Key Employee and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to counsel for the Investors (the “Confidential Information Agreements”). Each consultant to the Company has executed and delivered to the Company an agreement providing for the assignment of inventions and protection of Company confidential information in substance materially equivalent to the Confidential Information Agreements. No current Key Employee, officer or consultant of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such agreements. The Company is not aware that any of its Key Employees, officers or consultants is in violation thereof.

3.24 Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Investors. The copy of the minute books of the Company provided to the Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.25 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

3.26 Disclosure. The Company has made available to the Investors all the information reasonably available to the Company that the Investors have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). To the Company’s knowledge, no representation or warranty of the Company contained in this Agreement, as qualified by the Schedule of Exceptions, and no certificate furnished or to be furnished to Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investors, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.27 Facilitating Compliance. The Company will perform such acts as CDT shall request as reasonably necessary or advisable to permit CDT to comply with all laws and regulations applicable to U.S. publicly reporting companies, including but not limited to (a) the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, (b) the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder, including but not limited to the implementation or modification by the Company of such internal control structure and procedures for financial reporting as CDT reasonably requires for its compliance with Section 404 thereof, and (c) the Nasdaq Marketplace Rules.

4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company as follows:

4.1 Authorization. When executed and delivered by such Investor, and assuming execution and delivery by the Company, the Transactional Agreements to which such Investor is a party shall each constitute a valid obligation of such Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investor Rights Agreement or the Indemnification Agreement may be limited by applicable federal or state securities laws.

4.2 Brokers and Finders. The Investor has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

4.3 Investment. This Agreement is made with such Investor in reliance upon its representation to the Company, which by such Investor’s execution of this Agreement, Investor hereby confirms, that the Shares to be received by such Investor shall be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares. By executing this Agreement, such Investor further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

4.4 No Public Market. Such Investor understands and acknowledges that the offering of the Shares pursuant to this Agreement shall not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) or Section 3(b) of the Securities Act, and that the Company’s reliance upon such exemption is predicated upon such Investor’s representations as set forth in this Agreement. Such Investor further understands that no public market now exists for any of the securities issued by the Company and that the Company has given no assurances that a public market shall ever exist for the Company’s securities.

4.5 Limitations on Transferability. Such Investor covenants that in no event shall it dispose of any of the Shares (other than pursuant to Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”) or any similar or analogous rule or pursuant to the terms of the Rights Agreement) unless and until (a) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company’s counsel to the effect that (x) such disposition shall not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken. Notwithstanding the limitations set forth in the foregoing sentence, if such Investor is a partnership it may transfer Shares to its constituent partners or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or transfer by gift, will, or intestate succession to any such partner’s spouse or lineal descendants or ancestors without the necessity of registration or opinion of counsel if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent if such transferee were an Investor; provided, however, that Investor hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which the Shares were originally offered and sold or would itself require registration and/or qualification under the Securities Act or applicable state securities laws. Each certificate evidencing the Shares transferred as above provided shall bear the appropriate restrictive legends set forth in Section 5 of this Agreement, except that such certificate shall not bear such legend if the transfer was made in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

4.6 Experience. Such Investor represents that: (a) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (b) it has received all of the information that it has requested from the Company and that it considers necessary or appropriate for deciding whether to obtain the Shares; (c) it has had the opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management, (d) it has the ability to bear the economic risks of its prospective investment; and (e) it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

4.7 Accredited Investor. Such Investor presently qualifies and shall as of the Closing and each Subsequent Closing in which it participates qualify as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

4.8 Confidentiality. Such Investor agrees that it shall keep confidential and shall not use, disclose or divulge any information which such Investor may obtain from the Company, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder or under any other documents, or pursuant to information rights granted under the Rights Agreement or any other documents, unless such information is known, or until such information becomes known, to the public through no act or omission of such Investor or its agents, or unless the Company gives written consent to such Investor’s release of such information, except that no such written consent shall be required (and such Investor shall be free to release such information) if such information is to be provided to such Investor’s counsel or accountant, or to an officer, director, general partner, limited partner, shareholder or stockholder, investment counselor or advisor, or employee of such Investor with a need to know such information; provided that any such counsel, accountant, officer, director, general partner, limited partner, shareholder or stockholder, investment counselor or advisor, or employee shall be bound by the provisions of this Section 4.8. Notwithstanding the foregoing, this Section 4.8 shall not apply (a) to information which such Investor rightfully obtains from a third party with the right to make such disclosure, provided that such Investor complies with the restrictions imposed by the third party, (b) to information which is in such Investor’s possession prior to the time of disclosure by the Company and is not subject to a confidentiality obligation, and (c) to the minimum extent the disclosure of such information is required by or reasonably considered advisable by such Investor under law, governmental or regulatory authority or court order, including in connection with reports filed with the Commission under Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, provided that when feasible such Investor shall provide to the Company notice thereof and a reasonable opportunity to seek confidential treatment of such information, it being understood, however, that the filing with the Commission by such Investor of this Agreement (with the Schedules and Exhibits redacted) and the Licence Agreement shall not be subject to the obligation to provide the Company with such notice nor to the right of the Company to seek such confidential treatment.

5. Legends.

5.1 Federal Legends. All certificates evidencing the Shares shall bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.”

5.2 Other Legends. The certificates evidencing the Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or required pursuant to any state, local, or foreign law governing such securities.

6. Conditions of Investors’ Obligations at Closing. The obligations of each Investor under Section 1 of this Agreement are subject to the fulfillment at or before the Closing and each Subsequent Closing of each of the following conditions, any of which may be waived in writing by such Investor:

6.1 Representations and Warranties. The representations and warranties of the Company and its Affiliates contained in Section 3 of this Agreement and in the Transactional Agreements shall be true and complete on and as of the date of the Closing and each Subsequent Closing, as applicable, with the same effect as if made on and as of the date of the Closing or each Subsequent Closing, as applicable.

6.2 Performance. The Company shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the Company before the Closing and each Subsequent Closing, and the President of the Company shall deliver to such Investor at such Closing a certificate, dated the date of such Closing, certifying that the conditions specified in Section 6 hereof have been fulfilled, as well as that the representations and warranties of the Company contained in Section 3 hereof shall be true and complete with the same effect as if made on and as of the date of the Closing, in each case on and as of the date of the Closing.

6.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained effective as of the Closing and each Subsequent Closing.

6.4 Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of the State of Delaware, and the Restated Certificate shall be in full force and effect on the Closing and each Subsequent Closing.

6.5 Transactional Agreements. The Company shall have executed and delivered to such Investor all of the Transactional Agreements to which such Investor is a party.

6.6 Repayment of Debt. The Company shall have repaid all of its liabilities, debt and claims that are due at or before the Closing and each Subsequent Closing, as applicable, as and to the extent specified in Section 3.7 of the Schedule of Exceptions, and shall furnish satisfactory evidence thereof to such Investor.

6.7 Opinion of Company Counsel. Such Investor shall have received from Allen Matkins Leck Gamble & Mallory LLP, counsel for the Company, an opinion, dated as of the Closing, and, in the case of any Subsequent Closing for Series B Shares, dated as of the date of such Subsequent Closing for Series B Shares, in substantially the form attached as Exhibit F hereto.

6.8 Board of Directors. Immediately following the Closing, the authorized size of the Board shall be six, and the Board shall be comprised of at least two directors appointed by CDT.

6.9 Secretary’s Certificate. The Secretary of the Company shall have delivered to such Investor at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transactional Agreements to which the Company is a party and the transactions contemplated under the Transactional Agreements, and (iii) resolutions of the stockholders of Company approving the Restated Certificate.

6.10 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to such Investor, and such Investor (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

6.11 Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

6.12 Delivery of Convertible Notes. Robert Wood, the Company’s Chairman, shall have made loans to the Company in the aggregate amount of $500,000, mandatorily convertible into Series C Shares, evidenced by convertible notes (the “Convertible Notes”) in form and substance satisfactory to CDT, which such Convertible Notes shall not be waived, amended or otherwise modified without the consent of CDT and the parties thereto.

6.13 CDT Side Letter. CDT shall have received from the Company a side letter agreement, dated as of the Closing, in substantially the form attached as Exhibit G hereto.

7. Conditions of the Company’s Obligations at Closing. The obligations of the Company under Section 1 of this Agreement to each Investor are subject to the fulfillment at or before the Closing and each Subsequent Closing of each of the following conditions, any of which may be waived in writing by the Company:

7.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 4 of this Agreement shall be true in all material respects on and as of the Closing and each Subsequent Closing with the same effect as if made on and as of the Closing.

7.2 Blue Sky Compliance. The Company shall have complied with and be effective under the securities laws of the State of California and any other applicable states as necessary to offer and sell the Shares to such Investor.

7.3 Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect on the Closing.

7.4 Licence Agreement. The Company and CDT shall have entered into the Licence Agreement.

7.5 Rights Agreement. The Company and such Investor shall have entered into the Rights Agreement.

7.6 Legal Matters. All material matters of a legal nature which pertain to the Transactional Agreements and the transactions contemplated hereby and thereby shall have been reasonably approved by counsel to the Company.

8. Miscellaneous.

8.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

8.2 Headings. The headings of the sections of this Agreement are for convenience and shall not be considered in construing or determining the interpretation of this Agreement.

8.3 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as set forth below the Company’s name on the signature page of this Agreement, and (b) if to an Investor, at such Investor’s address as set forth below such Investors name on the signature pages of this Agreement, or at such other address as the Company or such Investor may designate by 10 days’ advance written notice to the other parties hereto.

8.4 Survival of Warranties. Subject to applicable statutes of limitations, the warranties and representations of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and any Subsequent Closing; provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of the Closing and any Subsequent Closing.

8.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of, or a written instrument signed by; (a) the Company and (b) persons who after the Closing shall hold a majority of the aggregate of (i) the then outstanding Shares purchased pursuant to this Agreement and (ii) the then outstanding Common Stock into which such Shares have been converted, other than Common Stock which has been sold to the public. Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon the Company and the Investors and their respective successors and assigns. Notwithstanding the foregoing, the Company may amend Schedule A of this Agreement to add new Investors at Subsequent Closings, in accordance with Section 1.3 of this Agreement.

8.6 California Securities Laws. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.7 Finders’ Fees. Each of the Company and the Investors shall indemnify the other against all liabilities incurred by the indemnifying party with respect to claims related to investment banking or finders’ fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims, for which the indemnifying party or any of its officers, employee or representatives is responsible.

8.8 Expenses. The Company and the Investors shall bear their respective legal and other fees and expenses with respect to this Agreement and the transactions contemplated hereby.

8.9 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.11 Entire Agreement; Successors and Assigns. This Agreement (and the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements among the parties regarding the subject matter hereof. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Series B and Series C Preferred Stock Purchase Agreement as of the date first above written.

Company:	ADD-VISION, INC.
a Delaware corporation

/s/ Matthew C. Wilkinson
Matthew C. Wilkinson
President and Chief Executive Officer

	Address:	1500 Green Hills Rd., Suite 206
Scotts Valley, CA 95066

Investors:	CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

/s/ Stephen Beverley John Chandler
Stephen Beverley John Chandler
Director

	Address:	Building 2020
Cambourne Business Park
Cambridge CB3 6DW
United Kingdom